EXHIBIT 10.1

CONTRACT OF EMPLOYMENT

PERSONAL STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT
OF DIRECTORS

EMPLOYER:	McCormick (UK) Limited (“the Company”)
EMPLOYEE: Malcolm Swift
DATE:     1 December 2014

This Personal Statement gives details of your employment and is correct at the date set out above.
This Personal Statement and the enclosed General Statement of Terms and Conditions of Employment together constitute your Contract of Employment.
References in your Contract of Employment to the Company relate to the Company and all its associated companies or any of them as the case may require, as 'associated companies' is defined in the General Statement of Terms and Conditions of Employment. References to the “Board” refer to the board of directors of the Company including any committee of the board duly appointed by it.

1.	Commencement of Employment

1.1	This Contract takes effect from: 1 April 2014

1.2	Your continuous employment (taking into account any service which counts with the Company or with a relevant previous employer) began on: 1st January 2005.

2.	Job role

2.1	Your role is President, EMEA and APZ on Grade 69.

2.2	Your duties include all work normally covered by your job title and any specific duties in any job description which may be given to you from time to time.

2.3
During your employment the Board may require you to act as a director of the Company and carry out duties on behalf of any associated company including acting as an officer or consultant of any such associated company.

2.4	If you are required to act as a director of the Company or any associated company, whilst you hold such office you agree to:

2.4.1	comply with the articles of association (as amended from time to time) of the Company or any associated company of which you are a director;

2.4.2	abide by any statutory, fiduciary or common law duties owed to the Company or associated company of which you are a director;

2.4.3	not do anything that would cause you to be disqualified from acting as a director; and

2.4.4	do such things as are necessary to ensure compliance with any UK Corporate Governance Code.

2.5
During your employment unless prevented by incapacity you will devote the whole of your time, attention and abilities to the business of the Company and diligently exercise such powers and perform such duties as may from time to time be assigned to you and comply with all reasonable and lawful instructions.

2.6	The Company has the right at any time and for any reason to vary, replace or extend your job description, the nature of your role and your duties and to change the person to whom you report.

3.	Location

3.1	Subject to the section in the General Statement on Mobility:

3.1.1	your role is based at McCormick UK - Haddenham or such other place within reasonable distance which the Company may reasonably require for the effective performance and exercise of your duties; and

4.1.1
your job may involve travelling for the performance and exercise of your duties both within the United Kingdom and abroad. You are not currently required to work outside the UK for a continuous period of more than one month.

3.2	For further details refer to the section on Mobility in the General Statement.

4.	Pay

4.1	Your basic annual pay is £300,000 .

4.2	You will be paid within 5 working days before the end of each month for that calendar month by credit transfer direct to your bank/building society.

4.3	For further details refer to the section in the General Statement on Tax, NIC and other deductions.

5.	Bonus or other incentive scheme

5.1
You may be eligible from time to time to participate in a bonus scheme operated by the Company for employees of your grade or job function, subject to the section headed "Bonus" in the General Statement and the rules of such a scheme as they apply from time to time.

5.2
You may also be eligible from time to time to participate in long term incentive plans operated by the Company for employees of your grade or job function subject to the rules of such plans as may apply from time to time.

6.	Hours

6.1
Normal office hours are 9.00 am to 5.00 pm Monday to Friday and normal weekly hours are 37.5 hours per week. You are normally entitled to a maximum of half an hour for lunch to be taken at a time convenient to your duties.

6.2
You are required to work such hours as are necessary for the proper performance of your role. You are not required, however, to work in excess of an average of 48 hours per week or any other statutory maximum which may be imposed.

7.	Overtime

7.1	You are not entitled to be paid for overtime or for time in lieu of any overtime worked.

8.	Holidays

8.1	The Company's holiday year runs from 1 January to 31 December.

8.2	Your basic, full time equivalent, annual holiday (in addition to 8 normal public holidays) is 25 days.

8.3	If you work part time your annual holiday will be pro rata to the hours that you work calculated in accordance with the section headed "Holiday" in the General Statement.

8.4	For further details refer to the section headed "Holiday" in the General Statement.

9.	Sickness absence
Statutory Sick Pay (SSP)

9.1	SSP qualifying days: Monday to Friday.
Company Sick Pay (CSP)

9.2	No Company Sick Pay will be paid if you are absent from work as a result of sickness or injury during the probationary period.

9.3	On completion of your probationary period your eligibility and entitlement to Company Sick Pay will be as set out in the Company's Sickness Absence Procedure, available on the Intranet.

10.	Pensions and other benefits

10.1	Subject to Section 3 of the General Statement and the rules of the respective schemes and insurance policies you are eligible to participate in the following schemes operated by the Company:

(i)	McCormick (UK) Pension and Life Assurance Scheme (closed)
(ii)    Group Income Protection insurance;
(iii)    Private medical insurance.

10.2	Please refer to Section 3 of the General Statement for conditions of membership and details of eligibility criteria.

10.3	Your entitlement to receive private medical insurance as applied to your previous management grade will be preserved whilst you remain employed in your current role and grade.

10.4	There is a contracting out certificate in force in respect of your employment under the Pension Schemes Act 1993.

11.	Company Car

11.1	Provided you hold a valid driving licence and continue to be employed in a role that either by virtue of its grade or duties makes you eligible for a car allowance.

11.2
The Company will provide you with a car allowance of £1,208.33 per month or the equivalent of £14,500 per annum which will be payable together with and in the same manner as your salary. The car allowance shall not be treated as part of your basic salary for any purpose and will not be pensionable.

12.	EXECUTIVE BENEFIT ALLOWANCE

12.1
Following your appointment to the McCormick and Company, Inc. Management Committee and while you hold this office, you will be eligible to receive an Executive Benefit Allowance of £18,000 per annum. This will be paid monthly and will be payable together with and in the same manner as your salary. This allowance shall not be treated as part of your basic salary for any purpose and will not be pensionable.

13.	Collective agreements

13.1	There are no collective agreements relating to your employment with the Company.

14.	Notice to Terminate employment

14.1
After completion of the probationary period the Company or you may terminate your employment by giving to the other 6 months' written notice or statutory notice, if greater, which is one week's notice for each complete year of service up to a maximum of 12 weeks.

14.2
Please refer to the section headed "Termination of Employment" in the General Statement for further information. In addition to the provisions set out in that section the Company may terminate your appointment if you:

14.2.1	are disqualified from acting as a director or resign as a director of the Company or any associated company without the prior written approval of the Board;

14.2.2	commit any serious or repeated breach or non-observance of any of the provisions of this contract or refuse or neglect to comply with any reasonable and lawful directions of the Board;

14.2.3	in the reasonable opinion of the Board, are negligent and incompetent in the performance of your duties;

14.2.4	are declared bankrupt or make any arrangements with or for the benefit of your creditors or have a county court administration order made against you; or
become of unsound mind or a patient under any statute relating to mental health.

15.	Office of Director

15.1
Except with the prior approval of the Board, or as provided in the articles of association of the Company or associated company of which you are a director, you will not resign as a director of the Company or associated company.

15.2
If during your employment you cease to be a director of the Company or associated company other than by reason of your death, resignation or disqualification (pursuant to the articles of association of the Company or associated company as may be the case, or by statute or court order) your employment will continue and the terms of your Personal Statement and General Statement (other than those relating to the holding of the office of director) shall continue unaffected and you will have no claims in respect of such cessation of office.

15.3
On termination (howsoever arising) or, if earlier, at the start of a period of Garden Leave, you agree to resign immediately without compensation from any office that you hold in or on behalf of the Company or associated company and you irrevocably appoint the Company to be your attorney to execute any such instrument or document or perform any act on your behalf and generally to use your name for the purpose of giving the Company or its nominee the power to confirm your resignation from such office.

16.	Post termination obligations

16.1	In this clause the following terms have the following meanings:

“Critical Person”
any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Group Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his seniority and expertise or knowledge of the products, prices or trade secrets or confidential information of the Company or any Group Company or knowledge of or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Relevant Group Company;

“Relevant Customer”
any person, firm, company or organisation who or which at any time during the Relevant Period is or was:
(i) negotiating with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services; or
(ii) a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or
(iii) in the habit of dealing with the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services and in each case with whom or which you were directly or closely concerned or connected or of whose business and affairs with the Company or any Relevant Group Company you had personal knowledge during the Relevant Period in the course of your employment hereunder;

“Relevant Group Company”
any associated company (other than the Company) for which you performed services or for which you have had operational/management responsibility or incurred detailed knowledge of the business and/or affairs at any time during the Relevant Period;

“Relevant Period”
the period of 12 months immediately before the termination of your employment for whatever reason or (where such provision is applied) the commencement of any period of Garden Leave as set out in the General Statement;

“Relevant Products or Services”	;
"Relevant Supplier"
any person, firm, company or organisation who or which at any time during the Relevant Period is or was:
(i) negotiating with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services; or
(ii) a supplier of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or
(iii) in the habit of dealing with the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services and in each case with whom or which you were directly or closely concerned or connected or of whose business and affairs with the Company or any Relevant Group Company you had personal knowledge during the Relevant Period in the course of your employment;

16.2
You will not without the prior written consent of the Company directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise;

16.2.1
for a period of 12 months from the termination of your employment be employed, engaged, concerned or interested in or provide technical, commercial or professional advice to any other business which sells or supplies Relevant Products or Services in competition with the Company or any Relevant Group Company provided that this restriction does not apply to prevent you from: (i) undertaking duties or activities which are materially different from those undertaken by you during the Relevant Period in the performance of your duties hereunder; or (ii) holding shares or other securities in any company which is quoted, listed or otherwise dealt in on a recognised investment exchange or other securities market and which confer not more than four per cent. of the votes which could be cast at a general meeting of such company; or

16.2.2
for a period of 12 months from the termination of your employment so as to compete with the Company or any Relevant Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so; or

16.2.3
for a period of 12 months from the termination of your employment so as to compete with the Company or any Relevant Group Company deal or contract with any Relevant Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour to do so; or

16.2.4
for a period of 12 months from the termination of your employment be employed, engaged, concerned or interested in any Relevant Supplier and do or attempt to do anything which causes or would cause or is intended to cause the Relevant Supplier to cease, alter or materially reduce its supply, or otherwise change the terms on which it supplies, any Relevant Products or Services to the Company or any Relevant Group Company; or

16.2.5
for a period of 12 months from the termination of your employment solicit, induce or entice away or cause to be solicited, induced or enticed away from the Company or any Relevant Group Company or, in connection with any business in or proposing to be in competition with the Company or any Relevant Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or his contract of employment or engagement by leaving the service of the Company or any Relevant Group Company; or

16.2.6	use in connection with any business any name which includes the name of the Company or any Group Company or any colourable imitation of it.

16.3
Whilst the restrictions in this clause 16 are regarded by the parties as fair and reasonable, it is hereby declared that each of the restrictions in this clause 16 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

16.4
The parties agree that where the duration of any of the restrictions in the sub-clauses above is for 6 months or more, the period of the restriction will be reduced by one day for every day during which at the Company’s direction you have been placed on Garden Leave pursuant to the General Statement.

16.5
If you breach any of the provisions in this clause the Company will be entitled by written notice to you to extend the period during which the provisions of this clause apply by an equivalent period to that during which the breach or breaches have continued, such additional period to commence on the date on which the said period would have otherwise expired. You hereby agree that if the Company so extends the period of any such restriction, this will not prejudice the right of the Company to apply to the Courts for injunctive relief in order to compel you to comply with the provisions of this clause and/or damages and/or an account of profits, as the case may be.

16.6	For the purposes of this clause you and the Company have entered into this Contract as agent for and trustee of all Relevant Group Companies.

16.7
If you apply for or are offered a new employment, appointment or engagement, before entering into any related contract you will bring the terms of this clause to the attention of a third party proposing directly or indirectly to employ, appoint or engage you and likewise the Company shall be entitled to do the same.

17.	Employee Warranties

17.1	You confirm and warrant that:

17.1.7
by entering into this agreement or performing any of your obligations under it you will not be in breach of any court order, or any implied or express term of any contract or other obligation binding on you;

17.1.8
you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled or if your right to work in the United Kingdom should be affected in any way, during your employment;

17.1.9	you are not subject to any restriction which prevents you from holding office as a director; and

17.1.10
all representations and statements made by you relating to your qualifications, work related experience, previous employment history and otherwise to your suitability for employment with the Company prior to the commencement of employment or during any application for employment or promotion are correct and true.

CONTRACT OF EMPLOYMENT
ACCEPTANCE FORM
I confirm that I have received a copy of my Contract of Employment (comprising a Personal Statement and a General Statement of Terms and Conditions of Employment) which constitute written particulars for the purposes of the Employment Rights Act 1996 (as amended from time to time).
I acknowledge that my Personal Statement as agreed by me and the General Statement of Terms and Conditions of Employment constitute my entire Contract of Employment. I further agree that any contract or correspondence prior to today's date between myself and the Company relating to my employment (apart from my offer letter to the extent that any conditions set out in it continue to apply or remain to be satisfied) ceases to have effect from the date of my signature below. I confirm that there are no other representations on which I have relied in accepting the terms and conditions in this Contract of Employment.
I consent to the deductions from pay referred to in Section 1 of the General Statement.
I consent to The Company processing my personal and sensitive data for the purposes set out in Section 19 of the General Statement.

Signed …/s/ Malcolm Swift………………..
Date ……January 27, 2015……………..
Name ……Malcolm Swift…………………..

MSwift Personal Statement 26.09.14_Final	1